Exhibit 99.1

Saks Commences Tender Offers for $658 Million of Debt and Consent

Solicitations Related to $1.22 Billion of Debt Including Debt

Subject to Tender Offers

	Contact:	Wes Burton, Treasurer
(205) 940-4795
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (June 20, 2005) — Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that it intends to commence cash tender offers and consent solicitations for three issues of its outstanding debt and consent solicitations with respect to three additional issues.

In the tender offers, Saks is offering to purchase any and all of the following notes at the following prices per $1,000 principal amount of notes:

CUSIP No.	Outstanding Principal Amount	Title of Security	Purchase Price
79377WAC2	$250,000,000	7 1/2% Notes due 2010	$990
79377WAM0	$208,105,000	7% Notes due 2013	$990
79377WAD0	$200,000,000	7 3/8% Notes due 2019	$990

Each tender offer expires at midnight on July 18, 2005, unless extended by Saks with respect to that issue.

The purchase price for each issue of notes shown above includes an amount that Saks has designated as a consent payment of $20 in respect of the consents described below. If a tender offer is consummated, holders that validly tender their notes in that tender offer prior to 5:00 p.m., New York City time, on July 1, 2005 will receive the full purchase price. Holders that validly tender their notes after that time will receive the purchase price less the consent payment.

In the consent solicitations, Saks is soliciting consents from holders of the above notes and the notes set forth below to amendments to the related indentures and waivers of defaults under those indentures. Saks is offering to pay a consent payment of $1 per $1,000 principal amount of notes to holders of the notes below that consent to the proposed amendments and waiver.

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CUSIP No.	Outstanding Principal Amount	Title of Security
79377WAL2 79377WAK4	$230,000,000	2% Convertible Senior Notes due 2024
79377 WAG3 79377WAH1	$141,557,000	9 7/8% Notes due 2011
79377WAA6	$190,324,000	8 1/4% Notes due 2008

The proposed amendments to each indenture would provide, among other things, that, until 5:30 p.m., New York City time, on October 31, 2005, Saks’ current inability to file reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and the trustee under each indenture and to deliver to the trustee under each indenture compliance certificates and notices of default will not constitute defaults under each indenture. The proposed waiver would waive all defaults relating to the failure to comply with these obligations prior to the effectiveness of the proposed amendments. As previously announced, on June 14, 2005, Saks received a notice of default from a hedge fund that states that it owns more than 25% of the 2% Convertible Senior Notes due 2024, stating that Saks is in breach of these obligations. The consent solicitation for the Convertible Notes also seeks to rescind such notice of default. Saks has not received notices of defaults with respect to any other notes.

The consent solicitations with respect to the 2% Convertible Senior Notes due 2024, the 9 7/8% Notes due 2011 and the 8 1/4% Notes due 2008 expire at 5:00 p.m. on July 1, 2005, unless extended by Saks with respect to that issue of notes.

Saks’ obligation to purchase notes in each tender offer is subject to customary conditions, including the receipt of consents from holders of a majority in aggregate principal amount of the notes with respect to which the tender offer is being made, and the closing of the previously announced sale of certain assets. The proposed amendments and waivers with respect to each issue will require the receipt of consents from a majority in aggregate principal amount of that issue. Holders that tender their notes in the tender offers will be deemed, as a condition to a valid tender, to have given their consent to the proposed amendments applicable to the issue of notes that they are tendering and to have waived defaults under the indenture relating to that issue. If the proposed amendments become effective with respect to an issue of notes, then all notes of that issue will be subject to the proposed amendments.

Citigroup Global Markets Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Securities are acting as the dealer managers for the tender offers and the consent solicitations. Questions regarding the transaction and the procedures for consenting should be directed to the dealer managers at the following numbers:

Citigroup Global Markets Inc.	Goldman, Sachs & Co.
Toll-free: (800) 558-3745	Toll-free: (800) 828-3182

Banc of America Securities LLC	Wachovia Securities
Toll-free: (888) 292-0070	Toll-Free: (866) 309-6316

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Global Bondholder Services Corporation is the information agent for the tender offers and consent solicitations. Requests for documentation should be directed to Global Bondholder Services Corporation at: (212) 430-3774 (Banks and Brokers) or (866) 470-3900 (toll free).

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the earlier Audit Committee investigation into the matters described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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